Exhibit 99.2

AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT (this “Amendment”) is made and entered into effective as of December 15, 2014, by and between Addus HealthCare, Inc., an Illinois corporation (the “Company”), and Darby Anderson (the “Executive”).

WHEREAS, the Company and the Executive are parties to the Amended and Restated Employment and Non-Competition Agreement, dated August 27, 2007 (as amended, the “Agreement”); and

WHEREAS, the parties desire to further amend the Agreement to amend the Executive’s title.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“During the Employment Term, the Company will employ the Executive as its Executive Vice President/Chief Business Development and Strategy Officer, a senior executive position that reports directly to the President and Chief Executive Officer of the Company. The Executive’s principal duties and responsibilities shall be those reflected in the employment description set forth on Exhibit A hereto.”

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the following:

“Exhibit A

Employment Duties

Overall Responsibilities:

The Executive Vice President/Chief Business Development and Strategy Officer (“EVP”) will serve as a key member of the senior leadership team and contribute to the overall growth and strategic direction of the Company. This position will serve as the primary leader responsible for leading the Company’s government relations, business development and acquisitions capabilities.

The EVP will be responsible for building a business development organization and executing ongoing activities which capitalize on the Company’s success, reputation and capabilities and ensure the growth of the Company, both organically and through acquisitions.

Specific Duties:

•   Work with the Chief Executive Officer, other senior executives and staff to develop and implement a business development and strategic plan designed to achieve short and long-term growth and profit objectives.

•   Build and oversee an organizational structure and compensation program for the business development team, along with the appropriate processes, benchmarks, database and information systems.

•   Work with the Chief Operating Officer and Operations Team to develop and implement strategies and methods for identifying, assessing and realizing new business opportunities in the Company’s markets.

•   Be responsible for coordinating due diligence, financial analysis, negotiation and legal review of prospective opportunities, leveraging the senior management team, staff and outside consultants and advisors.

•   Serve as a spokesperson for the Company in communicating with the home care and overall health care community, as well as appropriate governmental and regulatory entities.

•   Assist operations in the integration of acquisitions and de novo opportunities.”

3.	Except as expressly amended herein, the terms of the Agreement shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ADDUS HEALTHCARE, INC.		EXECUTIVE

By:	/s/ Mark Heaney	/s/ Darby Anderson
	Mark Heaney	Darby Anderson
President and Chief Executive Officer